EXHIBIT 3.65

OPERATING AGREEMENT

OF

SEALY TECHNOLOGY, LLC

(A North Carolina Limited Liability Company)

EXECUTED: APRIL 1, 2003

EFFECTIVE: APRIL 1, 2003

Table of Contents

ARTICLE I—FORMATION OF THE COMPANY		1
1.1	Formation	1
1.2	Name	1
1.3	Registered Office and Registered Agent	1
1.4	Principal Place of Business	1
1.5	Purposes and Powers	1
1.6	Term	1
1.7	Nature of Member’s Interest	2

ARTICLE II—DEFINITIONS		2

ARTICLE III—MANAGEMENT OF THE COMPANY		2
3.1	Management	2
3.2	Indemnification for Management Services	3

ARTICLE IV—RIGHTS AND OBLIGATIONS OF MEMBER		3
4.1	Name and Address of Member	3
4.2	Limited Liability	3

ARTICLE V—CAPITAL CONTRIBUTIONS AND LOANS		3

ARTICLE VI—ALLOCATIONS, ELECTIONS AND REPORTS		3

ARTICLE VII—DISTRIBUTIONS		3

ARTICLE VIII—DISSOLUTION AND LIQUIDATION OF THE COMPANY		4
8.1	Dissolution Events	4
8.2	Liquidation	4
8.3	Articles of Dissolution	4

Sealy Technology LLC Operating Areement 040103

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ARTICLE IX—MISCELLANEOUS		5
9.1	Records	5
9.2	Survival of Rights	5
9.3	Interpretation and Governing Law	5
9.4	Severability	5
9.5	Agreement in Counterparts	5
9.6	Creditors Not Benefited	5

Attachments:

Schedule I Name, address, Capital Contribution and Membership Interest of the Sole Member

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OPERATING AGREEMENT

OF

SEALY TECHNOLOGY, LLC

THIS OPERATING AGREEMENT OF SEALY TECHNOLOGY, LLC (the “Company”), a limited liability company organized pursuant to the North Carolina Limited Liability Company Act, is executed effective as of the date set forth on the cover page of this Agreement. THE OHIO MATTRESS COMPANY LICENSING AND COMPONENTS GROUP (“Member”) is the sole member of the Company. Solely for federal and state tax purposes and pursuant to Treasury Regulations Section 301.7701, the Member and the Company intend the Company to be disregarded as an entity that is separate from the Member. For all other purposes (including, without limitation, limited liability protection for the Member from Company liabilities), however, the Member and the Company intend the Company to be respected as a separate legal entity that is separate and apart from the Member.

ARTICLE I—FORMATION OF THE COMPANY

1.1 Formation. The Company was formed on November 14, 1999 upon the filing with the Secretary of State of the Articles of Organization of the Company.

1.2 Name. The name of the Company is as set forth on the cover page of this Agreement. The Member may change the name of the Company from time to time as it deems advisable, provided appropriate amendments to this Agreement and the Articles of Organization and necessary filings under the Act are first obtained.

1.3 Registered Office and Registered Agent. The Company’s registered office within the State of North Carolina and its registered agent at such address shall be as the Member may from time to time deem necessary or advisable.

1.4 Principal Place of Business. The principal place of business of the Company within the State of North Carolina shall be at such place or places as the Member may from time to time deem necessary or advisable.

1.5 Purposes and Powers.

(a) The purpose of the Company shall be to engage in any lawful business for which limited liability companies may be organized under the Act.

(b) The Company shall have any and all powers that are necessary or desirable to carry out the purposes and business of the Company, to the extent the same may be legally exercised by limited liability companies under the Act.

1.6 Term. The Company shall continue in existence until it is dissolved and its affairs wound up in accordance with the provisions of this Agreement or the Act.

1.7 Nature of Member’s Interest. The interest of the sole Member in the Company shall be personal property for all purposes. Legal title to all Company assets shall be held in the name of the Company.

ARTICLE II—DEFINITIONS

The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

“Act” means the North Carolina Limited Liability Company Act, as the same may be amended from time to time.

“Agreement” means this Operating Agreement, as amended from time to time.

“Articles of Organization” means the Articles of Organization of the Company filed with the Secretary of State, as amended or restated from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (and any corresponding provisions of succeeding law).

“Manager” means the Member.

“Member” means THE OHIO MATTRESS COMPANY LICENSING AND COMPONENTS GROUP.

“Person” means an individual, a trust, an estate, a domestic corporation, a foreign corporation, a professional corporation, a partnership, a limited partnership, a limited liability company, a foreign limited liability company, an unincorporated association or another entity.

“Property” means (i) any and all property acquired by the Company, real and/or personal (including, without limitation, intangible property) and (ii) any and all of the improvements constructed on any real property.

“Secretary of State” means the Secretary of State of North Carolina.

“Treasury Regulations” means the Income Tax Regulations and Temporary Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

ARTICLE III—MANAGEMENT OF THE COMPANY

3.1 Management. The Member, by virtue of its status as the sole Member, shall be the Manager of the Company. Except as otherwise expressly provided in this Agreement, the Articles of Organization or the Act, all decisions with respect to the management of the business and affairs of the Company shall be made by the Manager or, if the Manager so delegates, by a Board of Directors each of whom shall be appointed and removed by the Manager. The sole Member or the Board of Directors may appoint or remove officers to manage and control the day to day business, operations and affairs of the Company in the ordinary course of its business and shall have such other powers and duties as may be prescribed by the Manager or the Board of Directors.

3.2 Indemnification for Management Services. The Company shall indemnify the Manager, as well as any directors, officers or authorized delegatee(s) in connection with their services to the Company to the fullest extent permitted or required by the Act, as amended from time to time, and the Company may advance expenses incurred by such person upon the approval of the Manager (or the Member in the event of an advance to the Manager), upon the receipt by the Company of a signed statement agreeing to reimburse the Company for such advance in the event it is ultimately determined that such party is not entitled to be indemnified by the Company against such expenses.

ARTICLE IV—RIGHTS AND OBLIGATIONS OF MEMBER

4.1 Name and Address of Member. The name, address and Membership Interest of the Member is reflected in Schedule I attached hereto.

4.2 Limited Liability. The Member shall not be required to make any contribution to the capital of the Company except as set forth in Schedule I nor shall the Member in its capacity as such be bound by, or personally liable for, any expense, liability or obligation of the Company except to the extent of its interest in the Company and the obligation to return distributions made to her under certain circumstances as required by the Act. The Member shall be under no obligation to restore a deficit capital account upon the dissolution of the Company or the liquidation of Membership Interest.

ARTICLE V—CAPITAL CONTRIBUTIONS AND LOANS

The Member has contributed property to the Company as the initial Capital Contribution as set forth opposite its name on Schedule I attached hereto.

ARTICLE VI—ALLOCATIONS, ELECTIONS AND REPORTS

All allocations of profit and loss of the Company and all assets and liabilities of the Company shall, solely for state and federal tax purposes, be treated as that of the Member pursuant to Treasury Regulations Section 301.7701, but for no other purpose (including, without limitation, limited liability protection for the Member from Company liabilities).

ARTICLE VII—DISTRIBUTIONS

Distributions of assets shall be made on such basis and at such time as determined by the Member.

ARTICLE VIII—DISSOLUTION AND LIQUIDATION OF THE COMPANY.

8.1 Dissolution Events. The Company will be dissolved upon the happening of any of the following events:

(a) All or substantially all of the assets of the Company are sold, exchanged or otherwise transferred (unless the Member has elected to continue the business of the Company);

(b) The Member signs a document stating its election to dissolve the Company;

(c) The entry of a final judgment, order or decree of a court of competent jurisdiction adjudicating the Company to be bankrupt and the expiration without appeal of the period, if any, allowed by applicable law in which to appeal; or

(d) The entry of a decree of judicial dissolution or the issuance of a certificate for administrative dissolution under the Act.

8.2 Liquidation. Upon the happening of any of the events specified in Section 8.1 and, if applicable, the failure of the Member to continue the business of the Company, the Member, or any liquidating trustee designated by the Member, will commence as promptly as practicable to wind up the Company’s affairs unless the Member or the liquidating trustee (either, the “Liquidator”) determines that an immediate liquidation of Company assets would cause undue loss to the Company, in which event the liquidation may be deferred for a time determined by the Liquidator to be appropriate. Assets of the Company may be liquidated or distributed in kind, as the Liquidator determines to be appropriate. The Member will continue to be entitled to Company cash flow and Company profits during the period of liquidation. The proceeds from liquidation of the Company and any Company assets that are not sold in connection with the liquidation will be applied in the following order of priority:

(a) To payment of the debts and satisfaction of the other obligations of the Company, including without limitation debts and obligations to the Member;

(b) To the establishment of any reserves deemed appropriate by the Liquidator for any liabilities or obligations of the Company, which reserves will be held for the purpose of paying liabilities of obligations and, at the expiration of a period the Liquidator deems appropriate, will be distributed in the manner provided in Section 8.2(c); and, thereafter

(c) To the Member.

8.3 Articles of Dissolution. Upon the dissolution and commencement of the winding up of the Company, the Member shall cause Articles of Dissolution to be executed on behalf of the Company and filed with the Secretary of State, and the Member shall execute, acknowledge and file any and all other instruments necessary or appropriate to reflect the dissolution of the Company.

ARTICLE IX—MISCELLANEOUS

9.1 Records. The records of the Company will be maintained at the Company’s principal place of business or at any other place the Member selects, provided the Company keeps at its principal place of business the records required by the Act to be maintained there.

9.2 Survival of Rights. Except as provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns.

9.3 Interpretation and Governing Law. When the context in which words are used in this Agreement indicates that such is the intent, words in the singular number shall include the plural and vice versa. The masculine gender shall include the feminine and neuter. The Article and Section headings or titles shall not define, limit, extend or interpret the scope of this Agreement or any particular Article or Section. This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina without giving effect to the conflicts of laws provisions thereof.

9.4 Severability. If any provision, sentence, phrase or word of this Agreement or the application thereof to any person or circumstance shall be held invalid, the remainder of this Agreement, or the application of such provision, sentence, phrase or word to Persons or circumstances, other than those as to which it is held invalid, shall not be affected thereby.

9.5 Agreement in Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

9.6 Creditors Not Benefited. Nothing in this Agreement is intended to benefit any creditor of the Company. No creditor of the Company will be entitled to require the Member to solicit or accept any loan or additional capital contribution for the Company or to enforce any right which the Company may have against a Member, whether arising under this Agreement or otherwise.

[signature page to follow]

IN WITNESS WHEREOF, the undersigned, being the sole Member of the Company, has caused this Agreement to be duly executed as of the 1st day of April, 2003.

THE OHIO MATTRESS COMPANY LICENSING AND COMPONENTS GROUP

By	/s/ Kenneth L. Walker
Name:	Kenneth L. Walker
Title:	Vice President, General Counsel & Secretary

SCHEDULE I

Name and Address of Member	Membership Interest
THE OHIO MATTRESS COMPANY LICENSING AND COMPONENTS GROUP One Office Parkway Trinity, NC 27370	100%
TOTAL —	100%